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                                                                   NEWS RELEASE

COMPANY CONTACT:                                              PUBLIC RELATIONS:
Pam Volpe                                                      Victoria Rierdan
International Microcomputer Software, Inc.             Helicon Public Relations
415.878.4025                                                       310-993-1840
E-mail: pvolpe@imsisoft.com                      E-mail: Victoria@heliconpr.com

                     IMSI SIGNS AGREEMENT TO ACQUIRE CADKEY

         Complete line of CADKEY mechanical computer-aided design products to be added to the IMSI Precision Design Division

NOVATO, Calif., August 25, 2003 - IMSI(R) (OTC "Bulletin Board": IMSI), a leading developer of precision design software, announced today that it has signed an agreement to acquire substantially all of the assets of CADKEY Corporation, the Marlborough, Massachusetts-based software developer of the popular CADKEY mechanical CAD product line. The assets to be acquired, including the robust CADKEY line of products, will be purchased for $2,500,000 in cash, and IMSI's assumption of customer obligations. Once the purchase is completed, the company expects the acquisition to be accretive to earnings in its fiscal year ending June 30, 2004.

"We believe this will be exciting news for CADKEY customers" stated Martin Wade, IMSI CEO. "CADKEY has long been known as an excellent brand in the professional mechanical CAD arena and we look forward to reenergizing the product line to take it to the next level, fueling revenue growth and profits at IMSI."

"The CADKEY mechanical design products are a perfect fit for IMSI, complementing our TurboCAD(R) line of products," said GordoN Landies, IMSI President. "CADKEY has more than 15 years of proven customer success with their proprietary technology in the mechanical design industry. We look forward to adding these products to our existing Precision Design Division and introducing them to IMSI customers."

We believe that this is a positive move and are confident that the sale process will result in ongoing product releases for CADKEY customers," stated Robert Bean, President and CEO of CADKEY. "IMSI is a market leader in the CAD industry and will be able to expand our customer base through further capital investment. The CADKEY product complements IMSI's product offerings and expands their position in the mechanical design market. I look forward to working with IMSI's management in the coming weeks to co-ordinate product strategy and operations to ensure a successful customer and product transition".


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The sale of the assets is conditioned upon court approval pursuant to Section
363 of the U.S. Bankruptcy Code. CADKEY filed a voluntary petition under Chapter 11 of the Bankruptcy Code on August 22, 2003 in the U.S. Bankruptcy Court in Worcester, Massachusetts. CADKEY will continue to manage its business operations as "debtor in possession". CADKEY anticipates filing a motion in the Bankruptcy Court in the next few days seeking approval of the sale to IMSI and requesting the approval hearing be set no later than October 7, 2003. As required by the Bankruptcy Code, CADKEY will also file a motion asking the Court to establish bidding procedures in the event other parties also wish to submit offers to purchase its assets. If no overbids are submitted, or if IMSI bids over any other bids submitted, IMSI will complete the purchase of substantially all of the CADKEY assets and assumption of customer obligations immediately after the October hearing.

About IMSI
Founded in 1982, IMSI has established a tradition of providing the professional and home user with innovative technology and easy-to-use, high-quality software products at affordable prices. The company has two business divisions. The Precision Design division is anchored by IMSI's flagship product, TurboCAD(R), and it also develops and markets other precision content and design software such as FloorPlan 3D and DesignCAD. The Business Applications division provides business and home software users with popular solutions such as TurboProject(R), FormTool(R), FlowCharts&More(TM), HiJaak(R) and TurboTyping(TM). This division also provides ERGONOMIC and keyboard training to Fortune 1000 companies for worker-related safety, productivity, and ergonomic compliance improvements through Keynomics, a wholly owned subsidiary of IMSI. More information about IMSI can be found at www.imsisoft.com.

About CADKEY Corporation

CADKEY Corporation, founded in 1989, is a privately held corporation employing 26 and generating approximately $4 million in annual sales. The company is a well-recognized CAD/CAM company headquartered in the Boston area that develops and markets the CADKEY(R) product line used by design and manufacturing professionals worldwide. The award-winning CADKEY website offers training materials and movies, and best-in-class e-Partner CAD/CAM enhancement products for engineers at http://www.cadkey.com. Dedicated to serving mechanical and manufacturing engineers, CADKEY Corporation's software development efforts focus on innovative freeform geometry-based modeling products. With over 295,000 copies shipped worldwide, CADKEY Corporation's time-proven products are among the most widely used in the global marketplace in more than 40 countries.


IMSI is a registered trademarks of International Microcomputer Software, Inc. All other products are the trademarks or registered trademarks of their respective owners.


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 (C) 2003 International Microcomputers Software, Inc.  All rights reserved.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those projected in the forward-looking statements as a result of various factors including the ability of the company to successfully commercialize its new technologies as well as risk factors set forth under "Factors Affecting Future Operating Results" in the company's annual report on Form 10-KSB for the year ended June 30, 2002, and such other risks detailed from time to time in the company's reports filed with the Securities and Exchange Commission. The company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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